FIRST AMENDMENT TO
                   FOURTH RESTATED CREDIT AGREEMENT


      This First Amendment to Fourth Restated Credit Agreement (this "Amendment") is entered into as of the 28th day of April, 1994 by and among Snyder Oil Corporation ("Borrower"), NationsBank of Texas, N.A. as Agent ("Agent"), and NationsBank of Texas, N.A., Wells Fargo Bank, N.A. and Bank One, Texas, N.A., each a national banking association (NationsBank of Texas, N.A., Wells Fargo Bank, N.A. and Bank One, Texas, N.A. are collectively referred to herein as the "Banks"). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Fourth Restated Credit Agreement dated as of July 1, 1993 by and among Borrower, Agent and the Banks (the "Credit Agreement").

                   W I T N E S S E T H:

      WHEREAS, Borrower, Agent and the Banks entered into the Credit Agreement pursuant to which the Banks agreed to make Loans to Borrower on the terms and conditions set forth therein; and

      WHEREAS, Borrower, Agent and the Banks desire to amend the Credit Agreement in certain respects;

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Definitions. The definitions of "Bank Redemption Notice," "Borrowing Base Report," "Conversion Price," "Redemption
Notice," and "Restricted Payment" contained in Section 1.1 of the Credit Agreement shall be amended to read in full as follows:

      "Bank Redemption Notice" means any notice required to be given by Borrower to the Banks pursuant to the definitions of "Qualified Redemption of First Issue," "Qualified Redemption of Second Issue" and "Qualified Redemption of Third Convertible Debentures."

      "Borrowing Base Report" means the report required to be delivered to the Banks pursuant to Section 4.1 and 4.3 which shall
(a) set forth the aggregate amount of all obligations of Borrower to the holders of the Subordinated Notes, the Convertible Debentures and the Preferred Stock coming due within the twelve (12) month period following the next succeeding Determination Date, including, without limitation, (i) dividends anticipated to be paid during such period whether or not declared, and (ii) the full amount of any redemption, sinking fund or mandatory prepayment obligation anticipated to come due during such period with respect to the Subordinated Notes, the Convertible Debentures or the Preferred Stock (whether or not a Bank Redemption Notice or Redemption Notice has been delivered), and (b) include a copy of the Reserve Report and the Related Asset Report upon which the Total Borrowing Base is to be determined.

      "Conversion Price" means (a) in the case of the First Preferred Stock, the "conversion price" in effect at the time in question as such term is defined in the First Preferred Stock Designation or, if the First Preferred Stock has been exchanged for the First Convertible Debentures, as such term is defined in the First Indenture, (b) in the case of the Second Preferred Stock, the "conversion price" in effect at the time in question as such term is defined in the Second Preferred Stock Designation or, if the Second Preferred Stock has been exchanged for the Second Convertible Debentures, as such term is defined in the Second Indenture and (c) in the case of the Third Convertible Debentures, the "conversion price" in effect at the time in question as such term is defined in the Third Indenture.

      "Convertible Debentures" means the First Convertible Debentures, the Second Convertible Debentures and the Third Convertible
Debentures, collectively.

      "Redemption Notice" means a notice by Borrower (or the First Indenture Trustee, the Second Indenture Trustee or the Third Indenture Trustee) to the holders of First Preferred Stock, Second Preferred Stock, First Convertible Debentures, Second Convertible Debentures or Third Convertible Debentures, as applicable, pursuant to which Borrower (or the First Indenture Trustee, the Second Indenture Trustee or the Third Indenture Trustee) calls any such securities for redemption.

      "Restricted Payment" means (a) any Distribution by Borrower or any Distribution by DJ Partners, L.P., (b) any capital contribution, loan or advance by Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary of Borrower or to DJ Partners, L.P., (c) the issuance of a Guarantee by Borrower or any Restricted Subsidiary with respect to any Debt or other obligation of any Unrestricted Subsidiary, (d) the retirement, redemption or prepayment prior to the scheduled maturity by Borrower or a Restricted Subsidiary of Borrower of any Debt of Borrower or such Restricted Subsidiary which is subordinate to the Obligations, including without limitation, the Subordinate Notes and the Convertible Debentures (and, in the case of the Third Convertible Debentures, any payment of the Change of Control Purchase Price [as defined in the Third Indenture]), and (e) any Investment by Borrower which is a Permitted Investment pursuant to subsection (e) of the definition of Permitted Investment. Notwithstanding the foregoing, "Restricted Payments" shall not include (y) advances made under the Intercompany Loan or (z) contributions by Borrower and SWAT to DJ Partners, L.P. of (i) oil and gas properties owned by Borrower and DJ Partners, L.P. on September 30, 1992 located in Weld County, Colorado (as to the Codell and Niobrara formation only) and Cheyenne County, Nebraska (as to the Niobrara formation only) and (ii) the oil and gas properties owned by Borrower described on Schedule 2 hereto; provided, that, in the case of (z) (i) and (ii) preceding, such properties shall be mortgaged to Agent for the benefit of Banks as required by Section 5.1 hereof prior to the date such properties are contributed to DJ Partners, L.P. for purposes of this definition, at the time Borrower or any Restricted Subsidiary issues any Guarantee of any Debt or other obligation of any Unrestricted Subsidiary, Borrower or such Restricted Subsidiary will be deemed to have made a Restricted Payment in an amount equal to the maximum potential liability of Borrower or such Restricted Subsidiary under such Guarantee.

2. Additional Definitions. The Credit Agreement shall be amended to include new definitions of "Delmar," "Delmar Acquisition," "Delmar Plan," "Qualified Redemption of Third Convertible Debentures," "Third Convertible Debentures," "Third Indenture," "Third Indenture Trustee" and "Third Registration Statement," which shall read in their respective entirety as follows:

      "Delmar" means Delmar Operating, Inc., a Delaware corporation which may become a Subsidiary of Borrower as a result of the Delmar Acquisition.

      "Delmar Acquisition" means the acquisition by Borrower of more than fifty percent (50%) of the outstanding capital stock (on a fully diluted basis) of Delmar Petroleum, Inc. a Delaware corporation, which holds one hundred percent (100%) of the issued and outstanding capital stock of Delmar.

      "Delmar Plan" means the Delmar Operating, Inc. Pension Plan, a Plan maintained by Delmar.

      "Qualified Redemption of Third Convertible Debentures" means a redemption by Borrower of the Third Convertible Debentures pursuant to Article XI of the Third Indenture which meets each of the following qualifications: (a) Borrower shall have given the Banks a Bank Redemption Notice not less than twenty (20) days nor more than sixty (60) days prior to the delivery of a Redemption Notice to the holders of the Third Convertible Debentures; (b) Borrower shall not (and shall not permit the Third Indenture Trustee to) deliver the Redemption Notice more than thirty (30) days prior to the date fixed for redemption; (c) such redemption shall not be effective prior to March 31, 1997; and (d) the Closing Price of Borrower's Common Stock on each trading day in the period commencing thirty (30) days prior to the date of delivery of the Redemption Notice through the fifth
(5th) Domestic Business Day prior to the date fixed for redemption shall be at least one hundred twenty percent (120%) of the Conversion Price.

      "Third Convertible Debentures" means Borrower's ___% Convertible Subordinated Notes Due 2001 which may be issued pursuant to the Third Registration Statement.

      "Third Indenture" means an Indenture to be entered into by and between Borrower and the Third Indenture Trustee setting forth the terms of the Third Convertible Debentures, which shall be in form and substance acceptable to Required Banks.

      "Third Indenture Trustee" means Texas Commerce Bank National Association and any successor trustee appointed pursuant to the Third Indenture.

      "Third Registration Statement" means the Registration Statement on Form S-3 (No. 33-52807) under the Securities Act registering the offering and sale of the Third Convertible Debentures in accordance with the Securities Act filed by Borrower with the Securities and Exchange Commission, together with all changes and completions to such Registration Statement filed with the Securities and Exchange Commission after the date hereof, but before the effective date of such Registration Statement.

3. Amendment to Representation Regarding ERISA. Section 7.7 of the Credit Agreement shall be amended to read in full as follows:

             SECTION 7.7 ERISA. With the exception of the Delmar Plan (to the extent Borrower completes the Delmar
      Acquisition), neither the Borrower nor any of its Subsidiaries is a party to or bound by, or at any time prior to the date hereof, has been a party to or bound by, any Plan.

4.    Addition of Representations Regarding Third Convertible
Debentures.  The Credit Agreement shall be amended to include a new
Section 7.18 which shall read in full as follows:

             SECTION 7.18. Issuance of Third Convertible Debentures. Upon the issuance and sale of the Third Convertible Debentures upon the terms and conditions set forth in the Third Indenture, the Third Convertible Debentures will have been duly authorized by all necessary corporate action on the part of Borrower, will require no action by or in respect of or filing with, any government authority, agency or official and will not contravene, or constitute a default under any provision of applicable law or regulation or of the certificates of incorporation, or partnership agreement, bylaws or other organizational documents of Borrower or any of its Subsidiaries or of any Material Agreement, judgment, injunction, order, decree or other instrument binding upon any such Person or the creation of any Lien on the assets of any such Person other than the Liens securing the Notes, and (b) the Third Registration Statement when it becomes effective will conform in all material respects to the requirements of the Securities Act and the Exchange Act. Neither the Third Registration Statement nor the final prospectus constituting a part thereof (including any documents incorporated therein by reference) will include any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The issuance of the Third Convertible Debentures will be conducted in accordance with all provisions of the Securities Act and the Exchange Act and applicable state securities laws.

5. Amendment to Reporting Covenant. Section 8.1(j) of the Credit Agreement shall be amended to read in full as follows:

             (j) immediately upon receipt of the same, a copy of the any notice received by Borrower of the occurrence of any Event of Default under and as defined in the Securities Purchase Agreement, the First Indenture, the Second Indenture or the Third Indenture or any event which with notice, lapse of time or both, would, unless cured or waived, become such an Event of Default;

6. Amendment to Debt Covenant. Section 9.1 of the Credit Agreement shall be amended to read in full as follows:

             SECTION 9.1. Total Additional Debt of the Borrower, Restricted Subsidiaries and DJ Partners, L.P. Neither the Borrower, any Restricted Subsidiary nor DJ Partners, L.P. will incur any Debt other than (a) Debt secured by Permitted Encumbrances described in subpart (1) of the definition of Permitted Encumbrances, (b) Nonrecourse Debt, (c) Third Party Letters of Credit permitted by Section 2.1 hereof, (d) the Loans, (e) the Intercompany Loan, (f) margin accounts with brokers and dealers relating to Margin Stock and other securities, and (g) Guarantees of Debt and other liabilities of other Restricted Subsidiaries and of Borrower provided that such Debt and other liabilities are permitted pursuant to this Agreement; provided, that the Debt permitted pursuant to Section 9.1(a) and (b) shall not exceed $15,000,000 in the aggregate; provided further that the Third Party Letter of Credit Exposure under Cash Secured Third Party Letters of Credit shall not exceed at any time five percent (5%) of the Borrowing Base in effect at such time; and provided further, that the maximum aggregate outstanding balance of Borrower's and its Subsidiaries' margin accounts shall not exceed one percent (1%) of Borrower's Consolidated Tangible Net Worth at any time. In addition to the foregoing, Borrower may issue the First Convertible Debentures in exchange for the First Preferred Stock, Borrower may issue the Second Convertible Debentures in exchange for the Second Preferred Stock, and Borrower may issue the Third Convertible Debentures; provided, that Borrower shall give each Bank ninety (90) days advance notice of Borrower's intention to complete any exchange of Convertible Debentures for Preferred Stock, and if Majority Banks require that Borrower and the Restricted Subsidiaries grant Liens on their oil and gas properties and Related Assets pursuant to Section 5.1(b), Borrower will not complete such exchange until all requisite Mortgages have been executed and delivered by Borrower and the Restricted Subsidiaries and Agent has notified Borrower that all such Mortgages have been filed of record and that all other steps necessary to perfect (and confirm perfection) of the Liens created by such Mortgages have been taken.

7. Amendment to Restricted Payments Covenants. Section 9.2 of the Credit Agreement shall be amended to read in full as follows:

             SECTION 9.2. Restricted Payments. Neither the Borrower, any Restricted Subsidiary nor DJ Partners, L.P. will declare or make any Restricted Payment; provided, that, so long as no Default or Event of Default, Borrowing Base Deficiency or noncompliance with Section 10.4 exists (without giving effect to the cure periods provided by Section 4.4 or 10.4), and provided further that no Default or Event of Default would result from such Restricted Payment, Borrower, Restricted Subsidiaries and DJ Partners, L.P. may (a) make Restricted Payments in an aggregate amount (measured cumulatively from March 31, 1993) not to exceed the sum of the following (i) $10,000,000, plus (ii) the net cash proceeds to Borrower from all equity offerings completed by Borrower after March 31, 1993, plus (iii) all cash Distributions actually received by Borrower or any Restricted Subsidiary from Unrestricted Subsidiaries after March 31, 1993, plus (iv) fifty percent (50%) of Borrower's Consolidated Cash Flow earned after March 31, 1993, (b) declare and make a Qualified Redemption of the First Issue, (c) declare and make a Qualified Redemption of the Second Issue, (d) declare and make a Qualified Redemption of the Third Convertible Debentures, (e) issue the First Convertible Debentures in exchange for the Preferred Stock, and (f) at any time on or after March 31, 1994, issue the Second Convertible Debentures in exchange for the Second Preferred Stock.

8.    Amendment to Plan Covenant.  Section 9.10 of the Credit
Agreement shall be amended to read in full as follows:

             SECTION 9.10 Plans. With the exception of the Delmar Plan (to the extent Borrower completes the Delmar Acquisition), neither the Borrower nor any of its Subsidiaries shall create, adopt or become bound by any Plan. To the extent Borrower completes the Delmar Acquisition, Borrower shall (a) immediately notify the Banks of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) with respect to the Delmar Plan,
      (b) cause the Delmar Plan to at all times meet the minimum funding requirements contained in Section 412 of the Code,
      (c) cause Delmar to take all steps required to maintain the qualification of the Delmar Plan under Section 401(a) of the Code and the tax exempt status of the related trust under Section 501(a) of the Code, (d) not permit Delmar to materially increase the benefits provided under the Delmar Plan, and (e) not permit Delmar to terminate the Delmar
      Plan if such termination would result in liability to Borrower or any of its Subsidiaries (including Delmar) of $1,000,000 or more.

9. Amendment to Schedule of Subsidiaries. Schedule 1 to the Credit Agreement is hereby amended to delete Lido Atlantic Trading Company, Inc., Oil Field Systems Corporation and American Onshore Petroleum Company, Inc. due to the merger of such Subsidiaries out of existence.

10. Revocation of Exchange Letters. Reference is hereby made to (a) that certain letter dated September 17, 1993, from Peter E. Lorenzen, Vice President and General Counsel of Borrower addressed to the Banks (the "Exchange Notice Letter"), pursuant to which the Banks were notified of Borrower's intention to issue the First Convertible Debentures in exchange for the First Convertible Stock (the "Exchange"), and (b) the letter agreement (the "Collateral Waiver Letter") dated as of October 6, 1993, by and between Borrower and Banks regarding the Banks limited waiver of the right contained in
Section 5.1(b) of the Credit Agreement to require the grant of certain Liens in connection with the Exchange. Borrower has notified Banks that it did not complete the Exchange and that it does not currently intend to complete the Exchange. As such, Borrower hereby rescinds the Exchange Notice and Banks and Borrower hereby mutually rescind the Collateral Waiver Letter, in each case to the same extent as if such letters had never been executed or delivered. As a result of the foregoing, in the event Borrower elects to complete an exchange of the First Preferred Stock for the First Convertible Debentures in the future, it will be necessary for Borrower to again comply with the requirements of Section 9.1 and 5.1(b) of the Credit Agreement.

11. Conditions to Effectiveness. This Amendment shall not be deemed effective until the following shall have been received or occurred:

             a. Evidence of Corporate Authority; Legal Opinion. Borrower shall have delivered to the Banks (a) resolutions of Borrower's (and to the extent requested, each Restricted Subsidiary's) Board of Directors authorizing execution and delivery of this Amendment certified as being true and correct by Borrower's (or the applicable Restricted Subsidiaries') corporate secretary, and (b) an opinion of Peter E. Lorenzen, Esq., in form and substance acceptable to the Banks, opining with respect to the matters set forth in Paragraph 12 hereof and such other materials as Agent shall reasonably request.

             b. Approval of Third Convertible Debentures Offering Documents. The Third Indenture and any other related documents, instruments and agreements shall be in form and substance acceptable to the Required Banks.

             c. Consent of Guarantors. Borrower shall have caused each Restricted Subsidiary to execute and deliver to the Banks an Acknowledgement of Guaranty substantially in the form of Exhibit A attached hereto.

12. Certificate of Effectiveness. Upon satisfaction of each of the conditions set forth in Paragraph 11 hereof, Borrower and each Bank shall execute a Certificate of Effectiveness (herein so called) substantially in the form of Exhibit B attached hereto and incorporated herein. Upon the execution and delivery of the Certificate of Effectiveness, the Credit Agreement shall be automatically amended on the terms set forth herein without the necessity of any other action on the part of Borrower, Agent or the Banks. Until the execution and delivery of the Certificate of Effectiveness, the Credit Agreement shall remain in full force and effect in accordance with its terms. The date the Certificate of Effectiveness is delivered is referred to herein as the "Effective Date."

13. Legal Expenses. Borrower hereby agrees to pay on demand all reasonable fees and expenses of counsel to Agent incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and all related documents.

14. Certification of Representations and Warranties. Borrower hereby certifies to each Bank that each representation and warranty of it and the Restricted Subsidiaries contained in the Credit Agreement and the other Loan Papers (after giving effect to this Amendment) is true and correct on the date hereof and will be true and correct on the Effective Date; provided, however, that the representation and warranty contained in Section 7.5 of the Credit Agreement shall apply to the most recent financial statements delivered to the Banks pursuant to Section 8.1 thereof.


15. Binding Effect. Borrower hereby represents and warrants to the Banks as follows:

             a. The execution, delivery and performance by Borrower of this Amendment is within the Borrower's corporate powers, has been duly authorized by all necessary action, requires no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or constitute a default under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon Borrower, any Restricted Subsidiary or DJ Partners, L.P. or result in the creation or imposition of any Lien upon any of the assets of Borrower, any Restricted
      Subsidiary or DJ Partners, L.P.; and

             b. This Amendment constitutes a valid and binding obligation of the Borrower enforceable in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor's rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general application.

16. No Defenses. Borrower hereby represents and warrants to the Banks that there are no defenses to payment, counterclaims or rights of set-off with respect to the Loans existing on the date hereof.

17. Reaffirmation of Loan Papers; Extension of Liens. Any and all of the terms and provisions of the Credit Agreement and the Loan Papers shall, except as amended and modified hereby, remain in full force and effect. Borrower hereby extends the Liens securing the Obligations until the Obligations have been paid in full, and agrees that the amendments and modifications herein contained shall in no manner affect or impair the Obligations or the Liens securing payment and performance thereof.

18. Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

19. Counterparts. This Amendment may be executed in counterparts, and all parties need not execute the same counterpart. However, no party shall be bound by this Amendment until all parties have executed a counterpart.

20. COMPLETE AGREEMENT. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN PAPERS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF BORROWER, THE AGENT AND THE BANKS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG BORROWER, THE AGENT AND BORROWER.

20. Headings. The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.





                               [signature page follows]

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers on the date and year first above written.

                                BORROWER

                                SNYDER OIL CORPORATION,
                                a Delaware corporation

                                By: /s/Peter E. Lorenzen
                                Peter E. Lorenzen
                                Senior Vice President


                                AGENT

                                NATIONSBANK OF TEXAS, N.A.

                                By:/s/ E. Murphy Markham, IV
                                E. Murphy Markham, IV
                                Senior Vice President

                                BANKS

                                NATIONSBANK OF TEXAS, N.A.

                                By:/s/ E. Murphy Markham, IV
                                E. Murphy Markham, IV
                                Senior Vice President

                                WELLS FARGO BANK, N.A.

                                By: /s/Kirk Scoggins
                                Kirk Scoggins
                                Vice President

                                BANK ONE, TEXAS, N.A.

                                By:
                                Brad Bartek
                                Vice President

                                      EXHIBIT A

                              ACKNOWLEDGEMENT OF GUARANTY

NationsBank of Texas, N.A.
NationsBank Plaza
901 Main Street, 49th Floor
Dallas, Texas  75202

Wells Fargo Corporate Services, Inc.
3535 Lincoln Plaza
500 North Akard
Dallas, Texas  75201

Bank One, Texas, N.A.
777 Main Street, Suite 2500
Fort Worth, Texas  76102


Gentlemen:

      Each of the undersigned (individually a "Guarantor" and collectively the "Guarantors") has executed and delivered to you a Guaranty dated as of December 13, 1991 (the "Guaranty") pursuant to which it has guaranteed the obligations of Snyder Oil Corporation, a Delaware corporation (the "Company") to you under the Fourth Restated Credit Agreement dated as of July 1, 1993, among each of you and the Company (the "Credit Agreement"), the promissory notes of the Company issued to you pursuant to the Credit Agreement and obligations arising under various collateral and security documents therein described (the "Collateral Documents").

      The Guarantors acknowledge that the Company has requested the Banks to amend the Credit Agreement in certain respects as set forth in the First Amendment to Fourth Restated Credit Agreement, dated as of the 28th day of April, 1994, a copy of which is annexed hereto as Exhibit A (the "Amendment"). While the Guarantors acknowledge that their consent to the execution and delivery of the Amendment is not required, the Guarantors nonetheless acknowledge and agree as follows:

      1. The Guarantors have received and reviewed a copy of the Amendment and have no objections to the terms and conditions thereof.

      2.     The Guaranty continues in full force and effect.

      The Guarantors acknowledge that the Banks are relying on the foregoing in executing and delivering the Amendment.

      Executed as of the 28th day of April, 1994.

                                       SOCO HOLDINGS, INC.

                                       B_________________________________
                                       Its:______________________________

                                       MEXICAN FLATS SERVICE COMPANY, INC.

                                       By:_______________________________
                                       Its:______________________________

                                       WESTERN TRANSMISSION CORPORATION

                                       By:_______________________________
                                       Its:______________________________

                                       SNYDER ACQUISITION CORPORATION

                                       By:_______________________________
                                       Its:______________________________


                                       SNYDER GAS MARKETING, INC.

                                       By:_______________________________
                                       Its:______________________________

                                       INSTITUTIONAL SERVICES, INC.

                                       By:_______________________________
                                       Its:______________________________

                                       SOCO THOMASVILLE, INC.

                                       By:______________________________
                                       Its:_____________________________

                                       SOCO WATTENBERG CORPORATION

                                       By:______________________________
                                       Its:_____________________________

                                       WYOMING GATHERING AND PRODUCTION
                                       COMPANY

                                       By:______________________________
                                       Its:_____________________________

                                       SOCO CALIFORNIA PROPERTIES, INC.

                                       By:______________________________
                                       Its:_____________________________



                                EXHIBIT B

                          CERTIFICATE OF EFFECTIVENESS

      This Certificate of Effectiveness (the "Certificate") is executed the _____ day of _______________________, 1994 by and among
Snyder Oil Corporation ("Borrower"), NationsBank of Texas, N.A., as Agent ("Agent") and NationsBank of Texas, N.A., Wells Fargo Bank, N.A. and Bank One, Texas, N.A. This Certificate is executed pursuant to Paragraph 12 of that certain First Amendment to Fourth Restated Credit Agreement (the "Amendment") dated as of the 28th day of April, 1994 by and among Borrower, Agent and the Banks named therein. This Certificate is the "Certificate of Effectiveness" therein referenced. Unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Amendment. The Borrower, Agent and the Banks hereby acknowledge and agree as follows:

      1. Borrower has satisfied each condition precedent to the effectiveness of the Amendment contained in Paragraph 11 of the Amendment.

      2.     The Amendment is effective as of the date hereof.

      Executed and effective as of the date and year first above written.


                                       NATIONSBANK OF TEXAS, N.A.

                                       By:___________________________
                                       Its:__________________________

                                       WELLS FARGO BANK, N.A.

                                       By:___________________________
                                       Its:__________________________

                                       BANK ONE, TEXAS, N.A.

                                       By:___________________________
                                       Its:__________________________

                                       SNYDER OIL CORPORATION

                                       By:___________________________
                                       Its:__________________________

/145060.4